Exhibit 99.1

ANCHOR BANCORP
Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND YEAR TO DATE FINANCIAL RESULTS

Lacey, WA  (August 31, 2011) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported  a net loss of $4.7 million or $1.92 per diluted share, for the fiscal fourth quarter ended June 30, 2011 compared to a net loss of $1.1 million for the same period last year. For the year ended June 30, 2011 the Company report a net loss of $8.8 million compared to net income of $420,000 for the year ended June 30, 2010. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock which generated net proceeds of $23.2 million. Therefore, operating results before that date pertain to the Bank only.

"We continue to focus on reducing our non-performing assets by working with our loan customers to find a solution that is beneficial to both the Company and our customers," stated Jerald L. Shaw, President and Chief Executive Officer.  "At June 30, 2011, our total non-performing assets decreased by $8.3 million to $26.9 million from $35.2 million at June 30, 2010.  In addition, our provision for loan losses increased by $5.5 million to $8.1 million for the year ended June 30, 2011 from $2.6 million for fiscal 2010 as we continue to aggressively charge-off loans as part of our effort to reduce our exposure to construction loans and improve the Bank’s credit quality.  A significant portion of the charge offs this year were commercial and industrial loans related to two borrowers in the amount of $3.9 million. We are optimistic for the future as we have started to see some positive signs of improvement in the economy in our market areas.”

Fiscal Fourth Quarter and Year End Highlights

•	Total loan delinquencies including non-performing loans decreased to $26.0 million at June 30, 2011, compared to $28.5 million at June 30, 2010;
•	Provision for loan losses of $8.1 million and $2.6 million during the years ended June 30 , 2011 and June 30, 2010, respectively;
•	Net loan charge-offs of $4.2 million and $17.6 million during the quarter and year ended June 30, 2011, respectively;
•
Nonperforming assets decreased $8.3 million to $26.9 million at June 30, 2011 which represented 5.5% of total assets as compared to $35.2 million at June 30, 2010 or 6.5% of total assets.  At March 31, 2011 nonperforming assets were at 6.6% of total assets;

•
Net interest margin increased 42 basis points to 3.89% for the quarter ended June 30, 2011 as compared to 3.47% for the quarter ended June 30, 2010 and increased 56 basis points to 3.78% for the year ended June 30, 2011 compared to 3.22% for the year ended June 30, 2010.

Credit Quality

Total delinquent and non-accrual loans decreased $2.5 million to $26.0 million at June 30, 2011 from $28.5 million at June 30, 2010.  Total delinquent and non-accrual loans increased $1.3 million at June 30, 2011 from $24.7 million at March 31, 2011. The non-performing assets to total assets ratio decreased slightly to 5.5% at June 30, 2011 from 6.5% at June 30, 2010.  The Company recorded a $3.0 million provision for loan losses for the current quarter compared to $366,000 for the quarter ended June 30, 2010. The increase in the quarter was related to two commercial and industrial borrowing relationships which amounted to $1.9 million of the charge offs.  Net charge-offs for the quarter ended June 30, 2011 totaled $3.5 million compared to $1.7 million for the quarter ended June 30, 2010 and $6.7 million for the quarter ended March 31, 2011. The allowance for loan losses of $7.2 million at June 30, 2011represented 2.2% of loans receivable and 51.1% of non-performing loans. The Company has continued to

Anchor Bancorp
August 31, 2011

reduce its exposure to construction and land loans. The total construction and land loan portfolios declined to $18.4 million or 5.5% of the total loan portfolio at June 30, 2011 compared to $44.7 million or 11.0 % of the total loan portfolio a year ago.

Non-performing loans decreased to $14.2 million at June 30, 2011 from $20.6 million at June 30, 2010.   Non-performing loans consisted of the following at June 30, 2011 and 2010:

	At June 30,
	2011	2010
	(In thousands)
One-to-four family residential	$3,157	$3,855

Multi- family residential	-	-

Commercial	2,280	433

Construction	6,900	14,786

Land Loans	90

Home Equity	122	70

Automobile	63	63

Credit cards	137	-

Other	51	111

Commercial business loans	1,369	1,324

Total	$14,169	$20,642

As of June 30, 2011 and 2010, there were 31 and 24 loans, respectively with aggregate net principal balances of $15.0 million and $13.5 million, respectively that we have identified as “troubled debt restructures.”  At June 30, 2011 and 2010 there were $2.7 million and $1.8 million, respectively of “troubled debt restructures” included in the non performing loans above.  In connection with these loans, a valuation allowance in the form of charged off principal amounts of $763,000 and $304,000 respectively was recorded during the years ended June 30, 2011 and 2010.

Anchor Bancorp
August 31, 2011

Net charge-offs for the fiscal years ended June 30, 2011 and 2010 primarily consisted of the following:

	Year Ended June 30,
	2011	2010
	(In thousands)
Real estate loans
One- to four-family residential	$2,765	$300
Multi-family residential	-	-
Commercial	579	31
Construction	8,413	8,106
Land loans	-	-
Total real estate	11,757	8,437

Consumer:
Home equity	456	846
Credit cards	493	550
Automobile	(7)	140
Other consumer	750	317
Total consumer	1,692	1,853

Business:
Commercial business loans	4,178	-

Net charge-offs	$17,627	$10,290

As of June 30, 2011 and 2010, the Company had 97 and 122 properties, respectively in real estate owned with an aggregate book value of $12.6 million and $14.6 million, respectively.  The largest of these properties at June 30, 2011 had an aggregate book value of $1.7 million and consisted of a residential estate property located in Tacoma, Washington.  At June 30, 2011, the Company owned 33 one-to-four family residential properties with an aggregate book value of $7.5 million, five one-to-four family residential condominium units with an aggregate book value of $1.1 million, 50 residential building lots with an aggregate book value of $900,000, six vacant land parcels with an aggregate book value of $2.3 million, and three parcels of commercial real estate with an aggregate book value of $800,000.  The geographic distribution of our real estate owned is limited to southwest Washington and the greater Portland area of northwest Oregon, with 75 of the parcels in Washington and the remaining 22 in Oregon.

Capital

As of June 30, 2011 the Bank exceeded all regulatory capital requirements with Core Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 10.7%, 15.8%, and 17.1%, respectively. As of June 30, 2010 these ratios were 7.6%, 10.5%, and 11.8%, respectively.

Balance Sheet Review

Total assets decreased $55.9 million, or 10.3%, to $488.9 million at June 30, 2011, from $544.8 million at June 30, 2010. The decrease was primarily attributable to the Company's strategy to continue to reduce reliance on wholesale funds of which $51.0 million were in FHLB borrowings and $21.7 in brokered certificates of deposits.   Cash and due from banks increased $30.9 million, or 94.2% to $63.8 million at June 30, 2011 from $32.8 million at June 30, 2010. The increase was primarily related to the $23.2 million net proceeds the Company received upon completion of the Company’s initial public offering on January 25, 2011.

Anchor Bancorp
August 31, 2011

Securities available for sale decreased $10.6 million or 21.8% to $38.2 million at June 30, 2011 from $48.8 million at June 30, 2010. The decrease in this portfolio was primarily the result of maturities and sales of securities with the cash generated being utilized to reduce FHLB advances. Securities held-to-maturity decreased $2.4 million or 24.4% to $7.6 million at June 30, 2011 from $10.0 million for the year ended June 30, 2010 due to contractual repayments.

Loans receivable, net decreased $63.9 million or 16.4% to $325.5 million at June 30, 2011 from $389.4 million at June 30, 2010.   In addition to the significant decline in the construction and land loan portfolios, the  total commercial real estate portfolio decreased $12.5 million as a result of our continued focus on reducing the risk profile of the loan portfolio. One- to- four family residential loans decreased $15.7 million primarily due to repayments and lower loan demand. Consumer loans decreased $11.5 million primarily due to a $6.7 million decrease in home equity loans and a $3.3 million reduction in automobile loans.

Loans receivable consisted of the following at the dates indicated:
	June 30,
Real Estate:	2011	2010
	(In thousands)
One- to four-family residential	$97,133	$112,835
Multi-family residential	42,608	45,983
Commercial	105,997	118,492
Construction	11,650	36,812
Land loans	6,723	7,843
Total real estate	264,111	321,965

Consumer:
Home equity	35,729	42,446
Credit cards	7,101	7,943
Automobile	5,547	8,884
Other consumer	3,595	4,160
Total consumer	51,972	63,433

Business:
Commercial business loans	17,268	21,718

Total Loans	333,351	407,116

Less:
Deferred loan fees	648	917
Allowance for loan losses	7,239	16,788
Loans receivable, net	$325,464	$389,411

 Deposits decreased $16.3 million, or 4.6%, to $339.5 million at June 30, 2011 from $355.8 million at June 30, 2010. A significant portion of the decrease was in brokered certificates of deposit which decreased $21.7 million, due to our strategy to eliminate reliance on this type of funding and focus on core deposit growth as indicated by increases in our money market accounts of $7.7 million, savings deposits of $2.5 million and retail certificates of deposit of $1.8 million.

Anchor Bancorp
August 31, 2011

Deposits consisted of the following at the dates indicated:
	June 30,
	2011		2010
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Noninterest-bearing demand deposits	$30,288	8.9%	$28,718	8.1%
Interest-bearing demand deposits,
weighted-average rate of 0.29%
and 0.52% in 2011 and 2010,
respectively	17,387	5.1%	25,483	7.2%
Savings deposits, weighted-average rate
of 0.72% in 2011 and 0.76% in 2010	32,263	9.5%	29,756	8.4%
Money market accounts, weighted-
average rate of .95% and 1.46% in
2011 and 2010, respectively	78,017	23.0%	70,367	19.8%
Certificates of deposit
0.00 to 3.49%	144,044	42.5%	114,657	32.1%
3.50 to 5.49%	37,475	11.0%	86,807	24.4%

Total certificates of deposit	181,519	53.5%	201,464	56.5%

Total deposits	$339,474	100.0%	$355,788	100.0%

FHLB advances decreased $51.0 million, or 37.3%, to $85.9 million at June 30, 2011 from $136.9 million at June 30, 2010. The decrease reflects the Company’s continued focus on reducing its reliance on outside borrowings and its emphasis on increasing retail deposits.

Total stockholders’ equity increased $12.8 million or 28.6% to $57.5 million at June 30, 2011 from $44.7 million at June 30, 2010. The increase was due to net proceeds of $23.2 million generated by the Company’s public offering, partially offset by a net loss for the year ended June 30, 2011 of $8.8 million and a decrease in other accumulated comprehensive income, net of tax of $618,000.

Operating Results

Anchor Bancorp reported a net loss of $4.7 million or $1.92 per diluted share, for the fiscal fourth quarter ended June 30, 2011 compared to a net loss of $1.1 million for the same period last year. For the year ended June 30, 2011 the Company report a net loss of $8.8 million compared to net income of $420,000 for the year ended June 30, 2010.

Net interest income. Net interest income before the provision for loan losses decreased $121,000, or 2.7%, to $4.4 million for the quarter ended June 30, 2011 from $4.5 million compared to the same quarter of the prior year. Net interest income before provision for loan losses for the fiscal year ended June 30, 2011 increased $114,000 to $18.0 million from $17.9 million for the fiscal year ended June 30, 2010.

The Company’s net interest margin increased 32 basis points to 3.79% for the fourth quarter ended June 30, 2011, from 3.47% for the comparable period in 2010. For the year ended June 30, 2011, the Company’s net interest margin was 3.78% compared to 3.22% for the year ended June 30, 2010. The margin expansion was primarily due to the continued reduction in deposit costs. The average rate paid on interest-bearing deposits decreased by 72 basis points compared to last year, while the yield on interest-earning assets decreased by 41 basis points. This margin expansion was despite the reversal of interest on loans placed on non-accrual status.

Anchor Bancorp
August 31, 2011

Provision for loan losses. A provision for loan losses of $3.0 million was recorded for the quarter ended June 30, 2011 compared to $366,000 for the same period of the prior year. The provision recorded during the fourth quarter of fiscal 2011 was primarily a result of the continued weakness in employment within Anchor’s primary market areas affecting the single family, home equity and consumer loan portfolios.  The $4.2 million of loans charged off during the fourth quarter of our fiscal year included $1.7 million of 1-4 family residential mortgage loans, $0.9 million of commercial business loans, $0.4 million of commercial real estate loans, $0.3 million of consumer home equity loans, and the balance of $0.9 million of direct consumer loans, including credit cards. For the year ended June 30, 2011 the provision for loan losses was $8.1 million compared to $2.6 million for the same period in 2010.

Noninterest income. Noninterest income decreased $252,000, or 16.2%, to $1.3 million for the quarter ended June 30, 2011, compared to $1.6 million for the same quarter a year ago. The decrease was primarily the result of a decrease in deposit service fees of $146,000 due to the closures of two in-store Wal-Mart branches, a $60,000 decrease in the amount of gain on the sale of loans as a result of a lower volume of loans originated for sale and a decrease of $63,000 in gain on sale of investments. Noninterest income for the year ended June 30, 2011, decreased $1.1 million, or 15.5%, to $5.8  million compared to $6.8 million for the prior year primarily due to the decline in deposit service fees and gains on sale of loans.

Noninterest expense. Noninterest expense for the quarter ended June 30, 2011, increased $642,000, or 9.4%, to $7.5 million from $6.8 million for the comparable period a year earlier. The increase in noninterest expense for the quarter was primarily due to an increase of $1.4 million in real estate owned impairment due to the continued depressed real estate values in the Company’s market area, offset by decreases in compensation and benefits of $426,000 as a result of the branch closures , a decrease of $100,000 in occupancy and equipment also related to the branch closures and a $113,000 decrease in loss on sales of property, premises and equipment incurred during the fourth fiscal quarter of 2010 with no comparable transactions during the quarter ended June 30, 2011.  Noninterest expense for the year ended June 30, 2011, increased $122,000 or 0.5% to $24.5 million from $24.6 million from the same period in 2010. The Company's efficiency ratio increased to 130.3 percent in the fourth quarter of fiscal 2011 from 111.8 percent in the fourth quarter of fiscal 2010. The increase was the result of an increase in non-interest expense and a decrease in net interest and non-interest income.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 14 full-service banking offices (including four Wal-Mart store locations) and located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or

Anchor Bancorp
August 31, 2011

other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
August 31, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except share data)	June 30, 2011	June 30, 2010
ASSASSETS
Cash C Cash and due from banks	$63,757	$32,831
Invest Securities available for sale, at fair value	38,163	48,779
Nvestm Securities held to maturity, at amortized cost	7,587	10,035
Loans L Loans held for sale	225	3,947
Loans reLoans receivable, net of allowance for loan losses of $7,239
and $16, and $16,788	325,464	389,411
Bank ow Life insurance investment, net of surrender charges	17,612	16,920
Accrued Accrued interest receivable	1,810	2,158
Real est Real estate owned, net	12,597	14,570
Feder Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510
Premise Property, premises and equipment, net	13,076	14,435
Federal Federal income tax receivable	-	2,336
Deferred tax asset, net	551	373
Prepaid Prepaid expenses and other assets	1,583	2,524
T Total assets	$488,935	$544,829

LIALIABILITIES AND STOCKHOLDERS’ EQUITY
LIALIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$30,288	$28,718
Intere Interest-bearing	309,186	327,070
Total Total deposits	339,474	355,788
FHKBF FHLB advances	85,900	136,900
Advance Advance payments by borrowers for taxes and insurance	1,389	1,423
SupplemSupplemental Executive Retirement Plan liability	1,838	1,939
Accounts payable and other liabilities	2,882	4,109
Total l Total liabilities	431,483	500,159

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY Preferred stock, $.01 par value per share authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000
Shares; issued 2,550,000 and 2,450,833 outstanding shares at
June 30, 2011 and 0 shares at June 30, 2010	25	-
Additional paid-in capital	23,187	-
Ret Retained earnings, substantially restricted	33,458	42,278
Une Unearned employee stock ownership plan shares	(992)	-
Acc Accumulated other comprehensive income, net of tax	1,774	2,392
Total Total stockholders’ equity	57,452	44,670
Total lTotal liabilities and stockholders’ equity	$488,935	$544,829

Anchor Bancorp
August 31, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share data) (Unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Interest income:
Loans re Loan receivable, including fees	$5,502	$6,817	$23,465	$29,109
Investm Securities	99	87	358	402
Mortgag Mortgage-backed securities	487	638	2,146	2,992
T Total interest income	6,088	7,542	25,969	32,503

Interest expense:
Deposits Deposits	1,266	1,920	5,830	9,548
FHLB a FHLB advances	393	1,073	2,172	5,102
T Total interest expense	1,659	2,993	8,002	14,650
N Net interest income before provision for loan losses	4,429	4,549	17,967	17,853
Provision for loan losses	2,960	366	8,078	2,615
N Net interest income after provision for loan losses	1,469	4,183	9,889	15,238

Noninterest income
Deposit Deposit service fees	521	667	2,288	2,719
Other de Other deposit fees	218	214	860	816
Gain on Gain on sale of investments	-	63	135	-
Loan fees	221	213	971	913
Gain on Gain on sale of loans	-	60	174	956
Other I Other income	345	340	1,324	1,403
T Total noninterest income	1,305	1,557	5,752	6,807

Noninterest expense
Compen Compensation and benefits	1,959	2,385	8,365	8,973
General General and administrative expenses	1,339	1,339	4,827	5,036
Real est Real estate owned impairment	2,578	1,184	4,624	3,143
Federal FDIC insurance premiums	276	214	1,164	1,414
Informat Information technology	542	551	2,049	1,952
Occupa Occupancy and equipment	554	654	2,337	2,581
Deposit Deposit services	191	192	708	885
Marketi Marketing	137	158	543	474
Loss on Loss on sale of property, premises and equipment	-	113	168	115
(Gain)lo (Gain) loss on sale of real estate owned	(106)	38	(324)	10
T Total noninterest expense	7,470	6,828	24,461	24,583
L Loss before benefit for federal income taxes	(4,696)	(1,088)	(8,820)	(2,538)
Benefit for income tax	-	-	-	(2,958)
Net income (loss)	$(4,696)	$(1,088)	$(8,820)	$420
Basic loss per share	$(1.92)	N/A	$(3.28)	N/A
Diluted loss per share	$(1.92)	N/A	$(3.28)	N/A

Anchor Bancorp
August 31, 2011

	As of or for the Quarter Ended
	June 30, 2011	Mar 31, 2011	Dec 31, 2010	June 30, 2010
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(3.8)%	(2.7)%	(0.1)%	(0.8)%
Return (loss) on average equity (2)	(29.3)%	(22.9)%	(7.0)%	(10.0)%
Equity-to-average assets (3)	8.9%	11.6%	8.7%	7.8%
Interest rate spread (4)	3.56%	3.67%	3.74%	3.24%
Net interest margin (5)	3.79%	3.87%	3.89%	3.47%
Efficiency ratio (6)	130.3%	95.5%	96.7%	111.8%
Average interest-earning assets to average interest-bearing liabilities	116.1%	113.8%	108.9%	110.1%
Other operating expenses as a percent of average total assets	6.0%	4.3%	4.7%	4.9%

CAPITAL RATIOS
Tier 1 leverage	10.7%	17.6%	8.1%	7.6%
Tier 1 risk-based	15.8%	16.3%	11.1%	10.5%
Total risk-based	17.1%	11.6%	12.4%	11.8%

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	4.3%	5.4%	5.3%	5.1%
Allowance for loan losses as a percent of total loans	2.2%	2.2%	3.0%	4.1%
Allowance as a percent of total non-performing loans	51.1%	41.5%	56.1%	81.3%
Non-performing assets as a percent of total assets	5.5%	6.6%	7.3%	6.5%
Net charge-offs to average outstanding loans	4.7%	2.2%	2.0%	2.3%
_____________________
(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by monthly average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

Anchor Bancorp
August 31, 2011

	Year Ended
	June 30, 2011	June 30, 2010
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(1.7)%	0.1%
Return (loss) on average equity (2)	(16.7)%	0.9%
Equity-to-average assets (3)	10.3%	8.1%
Interest rate spread (4)	3.57%	3.00%
Net interest margin (5)	3.78%	3.22%
Efficiency ratio (6)	103.1%	99.7%
Average interest-earning assets to average interest- bearing- liabilities	112.3%	108.5%
Other operating expenses as a percent of average total assets	4.8%	4.1%
_____________________
(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by monthly average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

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